Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statements on Form S-1 (File Nos. 333-229047, 333-232858, and 333-235446), Form S-3 (File Nos. 333-224061, 333-224893, 333-239641 and 333-252659) and Form S-8 (File Nos. 333-204215, 333-210023, 333-216545, 333-223805, 333-232072, 333-237438 and 333-256599) of Arcadia Biosciences, Inc. of our report dated July 9, 2021 with respect to the financial statements of the Coconut Water Line of Live Zola, LLC, for the year ended December 31, 2020, which is incorporated by reference in this Current Report on Form 8-K/A of Arcadia Biosciences, Inc. on August 2, 2021.

/s/ CohnReznick LLP

Los Angeles, California

August 2, 2021